Groupon Announces Third Quarter 2020 Results
Third Quarter Adjusted EBITDA Above Company Expectations
Grows Local Revenue Sequentially in the Third Quarter vs. Second Quarter

•Third quarter revenue of $304 million and gross profit of $160 million
•Third quarter loss from continuing operations of $17 million
•Third quarter Adjusted EBITDA of $31 million
•Third quarter GAAP net loss per diluted share of $0.57
•Third quarter non-GAAP net income per diluted share of $0.15
•Ended the third quarter with $779 million in cash

CHICAGO - November 5, 2020 - Groupon, Inc. (NASDAQ: GRPN) today announced its financial results for the quarter ended September 30, 2020 and provided details on its recent operating progress.

"The entire Groupon organization is focused on returning the company to growth and in the third quarter, we made notable progress," said Aaron Cooper, Interim CEO of Groupon. "We increased inventory by 50 percent in our test markets and launched several product features, all aimed at increasing Groupon's ability to drive engagement with merchants and consumers. At the same time, in the midst of the global pandemic, we drove sequential quarterly Billings growth, continued to take costs out of the business and gained operating leverage, further demonstrating the durability of our business model. These solid results are a testament to the hard work of our organization and we believe we are well positioned to take share in the trillion dollar Local market."

Strategy For Growth
Since the start of the global pandemic, we have stabilized our business and launched a growth strategy. As a result, we've not only generated free cash flow since the end of March, we have also built a cash position as of September 30, 2020 (excluding our revolver) that is higher than our cash position at the same time last year. With a solid balance sheet and a focused organization, we have a strong foundation that should allow us to both weather the volatility of COVID-19, and execute our growth strategy.
Our strategy is focused on driving customer purchase frequency and unlocking our marketplace flywheel, which we believe will allow us to achieve sustainable, top-line growth. Delivering on our core merchant and customer value propositions is also at the center of our growth strategy.
To achieve these goals, we have two strategic priorities. Our most critical priority is to expand inventory, which we believe is essential to future billings growth. Our second priority is to modernize the marketplace by improving the merchant and customer experiences, in order to meet the demands of our two-sided marketplace. We have made progress on both of these priorities.
Expanding Inventory
We believe that growing high-quality inventory in a targeted set of Local experiences and markets is key to unlocking the potential of our two-sided marketplace. As part of this priority, Groupon has launched a new inventory product, Offers, reduced restrictions on our Deals and continued to focus on Market Rate supply. We have an ongoing 4-city test in North America to help inform our perspective on the right level of inventory density as well as the optimized mix of Offers, Deals and Market Rate supply in any given market.
•The key goals of the test are to increase inventory in the test markets by 25-50% as soon as possible, and to see a low single-digit percentage point improvement in units and billings performance by the end of the 6 month test.
•Three months into the test, we've learned a lot and made notable progress:
◦50% increase in inventory in test markets vs. control markets
◦90% of our new merchants' inventory listings in test markets carry no restrictions

Modernizing the Marketplace by Improving the Merchant and Customer Experiences
In addition to expanding inventory, we are becoming better partners to our merchants and reducing friction for our customers. For merchants, this means providing them with tools they need to scale, grow, and manage their businesses no matter where they are in their growth cycles. For customers, this means improving the experience from discovery to search to purchase to redemption.
In the third quarter, we have launched several new products and features focused on improving the merchant and customer experiences. On the customer side, we added new features to drive customer engagement including new search, relevance and navigation enhancements. We also completed a successful pilot of our future personalization engine. On the merchant side, we made notable progress, including:
•Self-service campaign builder: allows merchants to go live with a new inventory offering in less than 24 hours, autonomously manage their inventory listings, and offers data-driven intelligent pricing recommendations and insights
•Google two-way sync: allows merchants to manage and sync customer appointments and reservations across multiple booking platforms, reducing the potential for double booking
•Sponsored listings MVP: new product that allows merchants to bid for top placements in the Groupon marketplace and compete for new customers

Multi-Phase Restructuring
Since late March we have strengthened our cash position and significantly reduced our cost structure through a variety of actions, including our multi-phase restructuring plan. The restructuring plan includes exits of New Zealand and Japan.
•For 2020, we expect to realize approximately $140 million in savings from the combination of our multi-phase restructuring actions and furloughs.
•For 2021, we expect to realize approximately $200 million in savings from our restructuring actions.
•Once fully implemented, the multi-phase restructuring plan is expected to deliver approximately $225 million in annualized fixed cost savings.
~~•~~We intend to sustain our substantially reduced cost structure in order to drive greater flow-through to Adjusted EBITDA, across a wider spectrum of marketplace transactions.

"I'm excited about our team's ability to deliver another solid quarter in the midst of the pandemic, including a sequential improvement in Local revenue and $31M of Adjusted EBITDA," said Melissa Thomas, Groupon CFO. "While we have had to make some very tough decisions this year, we believe we have significantly strengthened our foundation and positioned Groupon for long-term, sustainable growth."

The company filed its Form 10-Q with the Securities and Exchange Commission and posted an updated presentation on its investor relations website (investor.groupon.com).

Third Quarter 2020 Summary
Consolidated
•Revenue was $304.0 million in the third quarter 2020, down 39% (40% FX-neutral) compared with the third quarter 2019.
•Gross profit was $160.0 million in the third quarter 2020, down 42% (43% FX-neutral) compared with the third quarter 2019.
•SG&A was $124.3 million in the third quarter 2020 compared with $198.4 million in the third quarter 2019, primarily driven by lower payroll-related expenses due to furloughs and restructuring actions.
•Marketing expense declined by 58% to $31.4 million in the third quarter 2020 due to accelerated year-over-year traffic declines, significantly shortened payback thresholds, and lower investment in offline marketing and brand in light of COVID-19.
•Restructuring charges were $20.6 million in the third quarter 2020 and were related to our multi-phase restructuring plan announced in April 2020.
•Other expense, net was $0.9 million in the third quarter 2020, compared with $17.3 million in the third quarter 2019, which was primarily driven by a change in foreign currency gains and losses of $20.5 million, partially offset by higher interest expense.
•Net loss from continuing operations was $16.6 million in the third quarter 2020 compared with a net loss of $14.7 million in the third quarter 2019, driven primarily by the decrease in gross profit and the impact of restructuring charges, partially offset by lower SG&A and marketing expenses, and changes in foreign currency gains and losses.
•Net loss attributable to common stockholders was $16.3 million, or $0.57 per diluted share, in the third quarter 2020, compared with a net loss attributable to common stockholders of $16.7 million, or $0.59 per diluted share, in the third quarter 2019. Non-GAAP net income attributable to common stockholders plus assumed conversions was $4.5 million, or $0.15 per diluted share, in the third quarter 2020, compared with non-GAAP net income attributable to common stockholders plus assumed conversions of $7.8 million, or $0.27 per diluted share, in the third quarter 2019.
•Adjusted EBITDA, a non-GAAP financial measure, was $30.8 million in the third quarter 2020, compared with Adjusted EBITDA of $50.0 million in the third quarter 2019.
•Global units sold were down 40% to 21 million in the third quarter 2020 largely driven by the impact of COVID-19 on demand. In the third quarter 2020, North America units were down 50% in Local and down 13% in Goods. International units were down 49% in Local and down 20% in Goods.

•Operating cash flow was $56.9 million for the trailing twelve month period, and free cash flow, a non-GAAP financial measure, was $4.8 million for the trailing twelve month period.
•Cash and cash equivalents as of September 30, 2020 were $779.0 million. As of September 30, 2020, we had $200.0 million of outstanding borrowings under our revolving credit facility.
North America
•North America gross profit in the third quarter 2020 decreased 43% to $109.7 million, primarily driven by the impacts of COVID-19 on volume. Local gross profit in the third quarter 2020 decreased 44% to $87.5 million. Goods gross profit decreased 30% to $18.3 million. Travel gross profit decreased 64% to $3.9 million.
•North America active customers were 20.2 million as of September 30, 2020.
International
•International gross profit in the third quarter 2020 decreased 41% to $50.3 million (45% FX-neutral), primarily driven by the impacts of COVID-19 on volume. Local gross profit in the third quarter 2020 decreased 45% to $33.7 million (48% FX-neutral). Goods gross profit decreased 20% to $13.9 million (25% FX-neutral). Travel gross profit decreased 63% to $2.7 million (65% FX-neutral).
•International active customers were 13.9 million as of September 30, 2020.
Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables. All comparisons in this press release are year-over-year unless otherwise provided. All per share metrics in this release and accompanying tables have been retrospectively adjusted to reflect the reverse stock split of the Company's common stock at a ratio of 1-for-20, which became effective on June 10, 2020.

Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) and the Groupon blog (www.groupon.com/blog) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign exchange rate neutral operating results, adjusted EBITDA, non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Acquisition-related expense (benefit), net. Acquisition-related expense (benefit), net is comprised of the change in the fair value of contingent consideration arrangements and external transaction costs related to business combinations, primarily consisting of legal and advisory fees. The composition of our contingent consideration arrangements and the impact of those arrangements on our operating results vary over time based on a number of factors, including the terms of our business combinations and the timing of those transactions. We exclude acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and facilitate comparisons to our historical operating results.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and Other Non-Operating Items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special Charges and Credits. For the three and nine months ended September 30, 2020 and 2019, special charges and credits included charges related to our restructuring plan, goodwill and long-lived asset impairments, and strategic advisor costs. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.

Adjusted EBITDA is a non-GAAP performance measure that we define as net income (loss) from continuing operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net and other special charges and credits, including items that are unusual in nature or infrequently occurring. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from continuing operations.
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:
•stock-based compensation,
•amortization of acquired intangible assets,
•acquisition-related expense (benefit), net,
•special charges and credits, including restructuring charges, goodwill and long-lived asset impairment charges, and strategic advisor costs,
•non-cash interest expense on convertible senior notes,
•non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative translation adjustments to earnings as a result of business dispositions or country exits,
•non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,
•non-operating gains and losses from sales of minority investments, and
•income (loss) from discontinued operations.
We believe that excluding the above items from our measures of non-GAAP income from continuing operations before provision (benefit) from income taxes, non-GAAP net income attributable to common stockholders and non-GAAP earnings per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from continuing operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from continuing operations less purchases of property and equipment and capitalized software from continuing operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from continuing operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:
Gross Billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings are equivalent to product revenue reported in our consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. For entities that we have acquired in a business combination, this metric includes active customers of the acquired entity, including customer who made purchases prior to the acquisition. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites and mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces, a third-party marketplace, or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites and mobile applications in our units metric. We consider units to be an important indicator of the total volume of business conducted through our marketplaces. We report units on a gross basis prior to the consideration of customer refunds and therefore units are not always a good proxy for gross billings.
Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, our ability to execute, and achieve the expected benefits of our go-forward strategy; execution of the phase down of the Goods category and transition to a third-party marketplace model; volatility in our operating results; effects of pandemics or disease outbreaks, including COVID-19, on our business; execution of our business and marketing strategies; retaining existing customers and adding new customers; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments and any potential adverse impact from the United Kingdom's exit from the European Union; retaining and adding high quality merchants; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; reliance on cloud-based computing platforms; competing successfully in our industry; providing a strong mobile experience for our customers; maintaining and improving our information technology infrastructure; our voucherless offerings; claims related to product and service offerings; managing inventory and order fulfillment risks; litigation; managing refund risks; retaining and attracting members of our executive team and other qualified personnel; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; tax liabilities; tax legislation; protecting our intellectual property; maintaining a strong brand; customer and merchant fraud; payment-related risks; our ability to raise capital if necessary and our outstanding indebtedness; global economic uncertainty; our common stock, including volatility in our stock price; our convertible senior notes; our ability to realize the anticipated benefits from the hedge and warrant transactions; and those risks and other factors discussed in Part I, Item 1A, Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2019, Part II, Item 1A. Risk Factors of our Quarterly Reports on Form 10-Q, for the three months ended March 31, 2020 and June 30, 2020, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of November 5, 2020. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is an experiences marketplace where consumers discover fun things to do and local businesses thrive. For our customers, this means giving them an amazing selection of experiences at great values. For our merchants, this means making it easy for them to partner with Groupon and reach millions of consumers around the world. To find out more about Groupon, please visit press.groupon.com.
Contacts:
Investor Relations
Jennifer Beugelmans or Megan Carrozza
ir@groupon.com

Public Relations
Nick Halliwell
press@groupon.com

Groupon, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$778,967	$750,887
Accounts receivable, net	45,451	54,953
Prepaid expenses and other current assets	51,958	82,073
Total current assets	876,376	887,913
Property, equipment and software, net	88,488	124,950
Right-of-use assets - operating leases, net	79,008	108,390
Goodwill	213,009	325,017
Intangible assets, net	30,965	35,292
Investments	35,911	76,576
Other non-current assets	26,061	28,605
Total Assets	$1,349,818	$1,586,743
Liabilities and Equity
Current liabilities:
Short-term borrowings	$200,000	$—
Accounts payable	42,210	20,415
Accrued merchant and supplier payables	381,856	540,940
Accrued expenses and other current liabilities	257,298	260,192
Total current liabilities	881,364	821,547
Convertible senior notes, net	225,693	214,869
Operating lease obligations	94,142	110,294
Other non-current liabilities	50,096	44,987
Total Liabilities	1,251,295	1,191,697
Commitment and contingencies
Stockholders' Equity
Common stock, par value $0.0001 per share, 100,500,000 shares authorized; 39,084,960 shares issued and 28,790,843 shares outstanding at September 30, 2020; 38,584,854 shares issued and 28,290,737 shares outstanding at December 31, 2019 (1)	4	4
Additional paid-in capital (1)	2,338,432	2,310,393
Treasury stock, at cost, 10,294,117 and 10,294,117 shares at September 30, 2020 and December 31, 2019 (1)	(922,666)	(922,666)
Accumulated deficit	(1,334,864)	(1,032,876)
Accumulated other comprehensive income (loss)	17,702	39,081
Total Groupon, Inc. Stockholders' Equity	98,608	393,936
Noncontrolling interests	(85)	1,110
Total Equity	98,523	395,046
Total Liabilities and Equity	$1,349,818	$1,586,743

(1)Prior period share information and balances have been retroactively adjusted to reflect a reverse stock split.

Groupon, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Service	$155,073	$268,080	$474,478	$831,510
Product	148,946	227,532	599,337	775,089
Total revenue	304,019	495,612	1,073,815	1,606,599
Cost of revenue:
Service	17,005	28,947	60,162	86,169
Product	126,992	188,725	515,158	644,342
Total cost of revenue	143,997	217,672	575,320	730,511
Gross profit	160,022	277,940	498,495	876,088
Operating expenses:
Marketing	31,386	74,976	116,758	257,296
Selling, general and administrative	124,257	198,388	475,017	619,274
Goodwill impairment	—	—	109,486	—
Long-lived asset impairment	—	—	22,351	—
Restructuring and related charges	20,559	(61)	61,037	(175)
Total operating expenses	176,202	273,303	784,649	876,395
Income (loss) from operations	(16,180)	4,637	(286,154)	(307)
Other income (expense), net	(867)	(17,253)	(21,549)	(92,602)
Income (loss) from continuing operations before provision (benefit) for income taxes	(17,047)	(12,616)	(307,703)	(92,909)
Provision (benefit) for income taxes	(486)	2,069	(7,170)	591
Income (loss) from continuing operations	(16,561)	(14,685)	(300,533)	(93,500)
Income (loss) from discontinued operations, net of tax	—	—	382	2,162
Net income (loss)	(16,561)	(14,685)	(300,151)	(91,338)
Net income attributable to noncontrolling interests	291	(2,000)	(1,758)	(8,080)
Net income (loss) attributable to Groupon, Inc.	$(16,270)	$(16,685)	$(301,909)	$(99,418)

Basic and diluted net income (loss) per share: (1)
Continuing operations	$(0.57)	$(0.59)	$(10.59)	$(3.57)
Discontinued operations	—	—	0.01	0.08
Basic and diluted net income (loss) per share	$(0.57)	$(0.59)	$(10.58)	$(3.49)

Weighted average number of shares outstanding (1)
Basic	28,751,520	28,348,561	28,535,393	28,416,966
Diluted	28,751,520	28,348,561	28,535,393	28,416,966
(1)Prior period share information and balances have been retroactively adjusted to reflect a reverse stock split.

Groupon, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating activities
Net income (loss)	$(16,561)	$(14,685)	$(300,151)	$(91,338)
Less: Income (loss) from discontinued operations, net of tax	—	—	382	2,162
Income (loss) from continuing operations	(16,561)	(14,685)	(300,533)	(93,500)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	15,568	22,125	60,988	69,986
Amortization of acquired intangible assets	2,455	3,748	7,378	11,419
Impairment of goodwill	—	—	109,486	—
Impairment of long-lived assets	—	—	22,351	—
Restructuring-related impairments	3,296	—	17,199	—
Stock-based compensation	8,379	19,543	30,937	62,517
Impairments of investments	—	—	6,684	—
Deferred income taxes	—	456	—	816
(Gain) loss from changes in fair value of investments	—	(14)	1,405	68,971
Amortization of debt discount on convertible senior notes	3,701	3,341	10,824	9,772
Change in assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	10,020	17,892	9,602	12,581
Prepaid expenses and other current assets	441	6,612	29,098	2,591
Right-of-use assets - operating leases	6,150	6,479	17,680	19,624
Accounts payable	(3,922)	(6,002)	20,733	(16,892)
Accrued merchant and supplier payables	(19,833)	(29,608)	(163,125)	(216,127)
Accrued expenses and other current liabilities	9,946	(18,696)	2,496	(63,392)
Operating lease obligations	(14,251)	(5,815)	(29,709)	(18,960)
Other, net	(597)	13,208	2,002	20,476
Net cash provided by (used in) operating activities from continuing operations	4,792	18,584	(144,504)	(130,118)
Net cash provided by (used in) operating activities from discontinued operations	—	—	—	—
Net cash provided by (used in) operating activities	4,792	18,584	(144,504)	(130,118)
Investing activities
Purchases of property and equipment and capitalized software	(11,745)	(17,693)	(36,662)	(51,854)
Proceeds from sale of investment	—		31,605	—
Acquisitions of intangible assets and other investing activities	(724)	(1,848)	(3,416)	(3,037)
Net cash provided by (used in) investing activities from continuing operations	(12,469)	(19,541)	(8,473)	(54,891)
Net cash provided by (used in) investing activities from discontinued operations	—	—	1,224	—
Net cash provided by (used in) investing activities	(12,469)	(19,541)	(7,249)	(54,891)
Financing activities
Proceeds from borrowings under revolving credit agreement	—	—	200,000	—
Payments of contingent consideration related to acquisition	—	—	(908)	—
Issuance costs for revolving credit agreement	(1,148)	(50)	(1,148)	(2,384)
Payments for repurchases of common stock	—	(14,593)	—	(44,162)
Taxes paid related to net share settlements of stock-based compensation awards	(1,513)	(3,744)	(8,787)	(13,975)
Proceeds from stock option exercises and employee stock purchase plan	628	2,085	1,791	4,123
Distributions to noncontrolling interest holders	553	(2,053)	(2,953)	(8,687)
Payments of finance lease obligations	(2,137)	(4,240)	(7,438)	(16,868)
Net cash provided by (used in) financing activities	(3,617)	(22,595)	180,557	(81,953)
Effect of exchange rate changes on cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	5,008	(7,398)	(716)	(9,153)
Net increase (decrease) in cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	(6,286)	(30,950)	28,088	(276,115)
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	—	—	1,224	—
Net increase (decrease) in cash, cash equivalents and restricted cash	(6,286)	(30,950)	26,864	(276,115)
Cash, cash equivalents and restricted cash, beginning of period	785,807	599,563	752,657	844,728
Cash, cash equivalents and restricted cash, end of period	$779,521	$568,613	$779,521	$568,613

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; TTM active customers in millions)
(unaudited)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020
North America Segment:						Q3 2020
Gross Billings (1):						Y/Y Growth
Local	$511,173	$503,740	$392,609	$167,455	$230,422	(54.9)%
Travel	71,144	58,756	33,660	11,524	23,373	(67.1)
Goods	133,076	204,481	100,394	173,534	108,514	(18.5)
Total Gross Billings	$715,393	$766,977	$526,663	$352,513	$362,309	(49.4)%
Revenue:
Local	$175,140	$188,439	$142,660	$81,724	$98,561	(43.7)%
Travel	13,680	9,193	6,449	2,525	4,748	(65.3)
Goods	114,776	175,854	86,020	149,108	77,002	(32.9)
Total Revenue	$303,596	$373,486	$235,129	$233,357	$180,311	(40.6)%
Gross Profit:
Local	$155,032	$169,712	$123,859	$71,638	$87,507	(43.6)%
Travel	10,717	6,948	3,962	1,890	3,874	(63.9)
Goods	26,326	30,624	15,950	28,164	18,336	(30.4)
Total Gross Profit	$192,075	$207,284	$143,771	$101,692	$109,717	(42.9)%

Contribution Profit (2)	$146,852	$155,347	$104,362	$87,616	$89,999	(38.7)%

International Segment:						Q3 2020
Gross Billings:						Y/Y Growth	Fx Effect	Y/Y Growth excluding FX (3)
Local	$204,823	$240,151	$157,401	$61,897	$113,105	(44.8)	(2.9)	(47.7)%
Travel	44,098	51,186	26,831	8,769	25,827	(41.4)	(3.4)	(44.8)
Goods	129,064	164,886	95,504	159,544	95,882	(25.7)	(4.5)	(30.2)
Total Gross Billings	$377,985	$456,223	$279,736	$230,210	$234,814	(37.9)	(3.5)	(41.4)%
Revenue:
Local	$65,440	$78,986	$48,668	$18,025	$36,528	(44.2)	(3.0)	(47.2)%
Travel	8,003	9,275	3,273	955	3,140	(60.8)	(2.4)	(63.2)
Goods	118,573	150,569	87,080	143,309	84,040	(29.1)	(4.1)	(33.2)
Total Revenue	$192,016	$238,830	$139,021	$162,289	$123,708	(35.6)	(3.6)	(39.2)%
Gross Profit:
Local	$61,183	$73,725	$44,524	$14,843	$33,687	(44.9)	(3.0)	(47.9)%
Travel	7,332	8,574	2,744	804	2,711	(63.0)	(2.3)	(65.3)
Goods	17,350	20,458	10,208	19,887	13,907	(19.8)	(5.0)	(24.8)
Total Gross Profit	$85,865	$102,757	$57,476	$35,534	$50,305	(41.4)	(3.3)	(44.7)%

Contribution Profit	$56,112	$72,635	$36,755	$24,368	$38,637	(31.1)%

Consolidated Results of Operations:
Gross Billings:
Local	$715,996	$743,891	$550,010	$229,352	$343,527	(52.0)	(0.9)	(52.9)%
Travel	115,242	109,942	60,491	20,293	49,200	(57.3)	(1.3)	(58.6)
Goods	262,140	369,367	195,898	333,078	204,396	(22.0)	(2.2)	(24.2)
Total Gross Billings	$1,093,378	$1,223,200	$806,399	$582,723	$597,123	(45.4)	(1.2)	(46.6)%
Revenue:
Local	$240,580	$267,425	$191,328	$99,749	$135,089	(43.8)	(0.9)	(44.7)%
Travel	21,683	18,468	9,722	3,480	7,888	(63.6)	(0.9)	(64.5)
Goods	233,349	326,423	173,100	292,417	161,042	(31.0)	(2.1)	(33.1)
Total Revenue	$495,612	$612,316	$374,150	$395,646	$304,019	(38.7)	(1.4)	(40.1)%
Gross Profit:
Local	$216,215	$243,437	$168,383	$86,481	$121,194	(43.9)	(0.9)	(44.8)%
Travel	18,049	15,522	6,706	2,694	6,585	(63.5)	(1.0)	(64.5)
Goods	43,676	51,082	26,158	48,051	32,243	(26.2)	(2.0)	(28.2)
Total Gross Profit	$277,940	$310,041	$201,247	$137,226	$160,022	(42.4)	(1.1)	(43.5)%

Contribution Profit	$202,964	$227,982	$141,117	$111,984	$128,636	(36.6)%
Net cash provided by (used in) operating activities from continuing operations	$18,584	$201,401	$(236,408)	$87,112	$4,792	(74.2)%
Free Cash Flow	$891	$185,927	$(247,004)	$72,791	$(6,953)	(880.4)%

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020
Active Customers (4)
North America	27.7	26.5	25.3	22.8	20.2
International	17.5	17.1	16.5	15.3	13.9
Total Active Customers	45.3	43.6	41.8	38.1	34.2

Consolidated Units
Local	24,573	25,461	20,976	8,073	12,319
Goods	10,494	16,435	8,229	14,816	8,748
Travel	687	712	561	142	343
Total consolidated units	35,754	42,608	29,766	23,031	21,410

Headcount
Sales (5)	2,438	2,316	2,218	1,016	1,369
Other	4,036	4,029	4,059	3,193	2,911
Total Headcount	6,474	6,345	6,277	4,209	4,280
(1)Represents the total dollar value of customer purchases of goods and services.
(2)Represents gross profit less marketing.
(3)Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.
(4)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.
(5)Includes merchant sales representatives, as well as sales support personnel.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
    The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020
Income (loss) from continuing operations	$(14,685)	$79,208	$(210,860)	$(73,112)	$(16,561)
Adjustments:
Stock-based compensation	19,543	19,098	14,015	8,543	8,379
Depreciation and amortization	25,873	24,360	25,909	24,434	18,023
Acquisition-related expense (benefit), net	5	6	4	2	—
Restructuring and related charges (1)	(61)	206	—	40,478	20,559
Goodwill impairment	—	—	109,486	—	—
Long-lived asset impairment	—	—	22,351	—	—
Strategic advisor costs	—	—	3,626	—	—
Other (income) expense, net	17,253	(39,273)	18,987	1,695	867
Provision (benefit) for income taxes	2,069	170	(5,988)	(696)	(486)
Total adjustments	64,682	4,567	188,390	74,456	47,342
Adjusted EBITDA	$49,997	$83,775	$(22,470)	$1,344	$30,781
(1)Restructuring and related charges includes $13.9 million of long-lived asset impairments and $1.4 million of additional stock-based compensation for the three months ended June 30, 2020 and $3.3 million of long-lived asset impairments and $0.3 million of additional stock-based compensation for the three months ended September 30, 2020.

    The following is a reconciliation of non-GAAP net income (loss) attributable to common stockholders to net income (loss) attributable to common stockholders and a reconciliation of non-GAAP net income (loss) per share to diluted net income (loss) per share for three and nine months ended 2020 and 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$(16,270)	$(16,685)	$(301,909)	$(99,418)
Less: Net income (loss) attributable to noncontrolling interest	291	(2,000)	(1,758)	(8,080)
Net income (loss)	(16,561)	(14,685)	(300,151)	(91,338)
Less: Income (loss) from discontinued operations, net of tax	—	—	382	2,162
Income (loss) from continuing operations	(16,561)	(14,685)	(300,533)	(93,500)
Less: Provision (benefit) for income taxes	(486)	2,069	(7,170)	591
Income (loss) from continuing operations before provision (benefit) for income taxes	(17,047)	(12,616)	(307,703)	(92,909)
Stock-based compensation	8,379	19,543	30,937	62,517
Amortization of acquired intangible assets	2,455	3,748	7,378	11,419
Acquisition-related expense (benefit), net	—	5	6	33
Restructuring charges	20,559	(61)	61,037	(175)
(Gain) loss from changes in fair value of investments	—	(14)	1,405	68,971
(Gain) loss from sale of investment	—	412	—	412
Impairment of investment	—	—	6,684	—
Impairment of goodwill	—	—	109,486	—
Impairment of long-lived assets	—	—	22,351	—
Strategic advisor costs	—	—	3,626	—
Intercompany foreign currency losses (gains) and reclassifications of translation adjustments to earnings	(10,358)	10,326	(10,705)	11,198
Non-cash interest expense on convertible senior notes	3,701	3,341	10,824	9,772
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes	7,689	24,684	(64,674)	71,238
Less: Non-GAAP provision (benefit) for income taxes	3,468	14,920	1,774	31,857
Non-GAAP net income (loss)	4,221	9,764	(66,448)	39,381
Net income attributable to noncontrolling interest	291	(2,000)	(1,758)	(8,080)
Non-GAAP net income (loss) attributable to common stockholders	4,512	7,764	(68,206)	31,301
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	—	—	—	—
Non-GAAP Net Income (loss) attributable to common stockholders plus assumed conversions	$4,512	$7,764	$(68,206)	$31,301

Weighted-average shares of common stock - diluted	28,751,520	28,348,561	28,535,393	28,416,966
Incremental dilutive securities	691,309	212,905	—	247,938
Weighted-average shares of common stock - non-GAAP	29,442,829	28,561,466	28,535,393	28,664,904

Diluted net income (loss) per share	$(0.57)	$(0.59)	$(10.58)	$(3.49)
Impact of non-GAAP adjustments and related tax effects	0.72	0.86	8.19	4.58
Non-GAAP net income per share	$0.15	$0.27	$(2.39)	$1.09
(1)     Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating non-GAAP net income (loss) attributable to common stockholders.
    Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities from continuing operations.

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020
Net cash provided by (used in) operating activities from continuing operations	$18,584	$201,401	$(236,408)	$87,112	$4,792
Purchases of property and equipment and capitalized software from continuing operations	(17,693)	(15,474)	(10,596)	(14,321)	(11,745)
Free cash flow	$891	$185,927	$(247,004)	$72,791	$(6,953)

Net cash provided by (used in) investing activities from continuing operations	$(19,541)	$(12,700)	$19,564	$(15,568)	$(12,469)
Net cash provided by (used in) financing activities	$(22,595)	$(10,666)	$141,312	$42,862	$(3,617)